Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Concentrix Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	457(c) and 457(h)	664,119	$71.41	$47,424,738	0. 0001476	$6,999.89
Total Offering Amounts					$47,424,738		$6,999.89
Total Fee Offsets							—
Net Fee Due							$6,999.89

(1) Represents the additional shares of Concentrix Corporation (the “Company”) common stock, par value $0.0001 per share (“Common Stock”), available for issuance under the Concentrix Corporation 2020 Stock Incentive Plan (the “Plan”) resulting from an automatic annual increase on December 1, 2023 pursuant to the terms of the Plan.

(2) Estimated solely for calculating the amount of the registration fee, pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low prices of shares of Common Stock as reported on the Nasdaq Global Select Market on February 29, 2024.